Exhibit 2.4

STATEMENT OF DESIGNATION OF RIGHTS, PREFERENCES AND PRIVILEGES OF SERIES E PERPETUAL CONVERTIBLE PREFERRED STOCK

OF

RUBICO INC.

(Pursuant to Section 35 of the Business Corporations Act of the Republic of the Marshall Islands)

The undersigned, Kalliopi Ornithopoulou, does hereby certify:

1.        That she is the duly elected and acting Chief Executive Officer and President of Rubico Inc., a Marshall Islands corporation (the “Company”).

2.        That, pursuant to the authority conferred by the Company’s Amended and Restated Articles of Incorporation, as amended (the “Articles of Incorporation”), the Company’s Board of Directors (the “Board”) on [●], 2023 adopted the following resolution designating and prescribing the powers, preferences and relative, participating, optional or other rights and qualifications, limitations or restrictions of the Company’s Series E Perpetual Convertible Preferred Stock and such resolution has not been modified and is in full force and effect on the date hereof:

RESOLVED, that pursuant to the authority vested in the Board by the Articles of Incorporation, as amended, the Board does hereby establish a series of preferred stock, par value $0.01 per share, and the designation and certain powers, preferences and other special rights of the shares of such series, and certain qualifications, limitations and restrictions thereon, are hereby fixed as follows:

Section 1.               Designation and Amount. The shares of such series shall be designated as “Series E Perpetual Convertible Preferred Stock”. The Series E Perpetual Convertible Preferred Stock shall have a par value of $0.01 per share, and the number of shares constituting such series shall initially consist of 1,592 shares, which number the Board may from time to time increase or decrease (but not below the number then outstanding).

Section 2.                Dividends and Distributions.

(a)               Subject to the prior and superior right of the holders of any shares of any series of preferred stock ranking prior and superior to the shares of Series E Perpetual Convertible Preferred Stock with respect to dividends, the holders of shares of Series E Perpetual Convertible Preferred Stock shall be entitled to receive out of funds legally available for the purpose, semi-annual dividends payable in cash on the last day of June and December in each year (each such date being referred to herein as a “Semi Annual Dividend Payment Date”), commencing on the first Semi Annual Dividend Payment Date in an amount per share (rounded to the nearest cent) equal to fifteen percent (15%) per year of the Liquidation Amount of the then outstanding Series E Perpetual Convertible Preferred Stock (computed on the basis of a 365-day year and the actual days elapsed).

(b)             Accrued but unpaid dividends shall bear interest at a rate of fifteen per cent (15%) per year. Dividends paid on the shares of Series E Perpetual Convertible Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board may fix a record date for the determination of holders of shares of Series E Perpetual Convertible Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

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(c)            Dividends will not be payable in cash, if such payment violates any provision of any senior secured facility that the Company has entered (or as the case may be) will enter into, or has provided (or as the case may be) will provide a guarantee for, for as long as said provisions remain in effect.

Section 3.                Voting Rights. The holders of shares of Series E Perpetual Convertible Preferred Stock shall have the following voting rights:

(a)             Each share of Series E Perpetual Convertible Preferred Stock shall entitle the holder thereof to the voting power of five hundred and twenty-eight (528) common shares of the Company, par value $0.01 per share (the “Common Stock”).

(b)             Except as otherwise provided herein or by law, the holders of shares of Series E Perpetual Convertible Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Company.

(c)             Except as required by law, holders of Series E Perpetual Convertible Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

Section 4.                Reacquired Shares. Any shares of Series E Perpetual Convertible Preferred Stock converted pursuant to Section 7 (Conversion) hereof, or purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof and may not be reissued.

Section 5.               Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Company, including the merger, consolidation or reorganization of the Company into or with another entity through one or a series of related transactions, or the sale, transfer or lease of all or substantially all of the assets of the Company, whether voluntary or involuntary, except any sale of all, or substantially all, of the maritime vessels of the Company in which the proceeds of such sales are used to acquire other maritime vessels (collectively, a “Liquidation”), the holders of shares of Series E Perpetual Convertible Preferred Stock shall be entitled to receive the net assets of the Company pari passu with the Common Stock.

Section 6.                Redemption.

(a)               The Company at its option shall have the right to redeem (unless otherwise prevented by law), a portion or all of the outstanding shares of Series E Perpetual Convertible Preferred Stock. The Company shall pay an amount equal to one thousand dollars ($1,000) per share of Series E Perpetual Convertible Preferred Stock (the “Liquidation Amount”), plus a redemption premium equal to twenty percent (20%) of the Liquidation Amount being redeemed (the “Redemption Premium”), plus an amount equal to any accrued and unpaid dividends on such shares of Series E Perpetual Convertible Preferred Stock (collectively referred to as the “Redemption Amount”). In order to make a redemption, the Company shall first provide one (1) business day advanced written notice to the holders of its intention to make a redemption (the “Redemption Notice”) setting forth the amount it desires to redeem.. After receipt of the Redemption Notice the holders shall have the right to elect to convert all or any portion of its Series E Perpetual Convertible Preferred Stock, subject to the limitations set forth herein. Upon the expiration of the one (1) business day period, the Company shall deliver to each holder the Redemption Amount with respect to the amount redeemed after giving effect to conversions effected during the notice period

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(b)            The shares of Series E Perpetual Convertible Preferred Stock shall not be subject to redemption in cash at the option of the holders thereof under any circumstances.

Section 7.                Conversion.

(a)             Each share of Series E Perpetual Convertible Preferred Stock shall be convertible, at any time and from time to time, at the option of the holder, by providing written notice of conversion to the Company, into such number of fully paid and non-assessable shares of Common Stock determined by dividing the Liquidation Amount of each share of Series E Perpetual Convertible Preferred Stock plus an amount equal to any accrued and unpaid dividends on such shares of Series E Perpetual Convertible Preferred Stock (in total, the “Conversion Amount”) by the then applicable Conversion Price (as hereinafter below).

For the purposes hereof:

(i)              the term “Conversion Price” in respect of each conversion shall mean the lesser of (i) $9.06 per share (the “Fixed Conversion Price”) or (ii) 80% of the lowest daily volume weighted average price of the Company's Common Stock (as reported by Bloomberg) over the twenty (20) consecutive Trading Days (as defined below) expiring on the Trading Day immediately prior to the date of delive1y of such Conversion Notice (as defined below), (iii) the conversion price or exercise price per share of any of the Company's then outstanding convertible shares or warrants, (iv) the lowest issuance price of the Company's Common Stock in any transaction from the date of the issuance the Series E Perpetual Preferred Stock onwards, but in any case not less than $0.60 (the “Floor Price”).

(ii)             The Fixed Conversion Price shall be subject to adjustment as provided below.

(iii)            “Trading Day” means any day on which the principal United States securities exchange or trading market where the Common Stock is then listed or traded is open for business.

(b)            Before any holder of shares of Series E Perpetual Convertible Preferred Stock shall be entitled to convert the same into shares of Common Stock pursuant to Section 7(a) hereof, such holder shall give written notice to the Company at its principal corporate office of the election to convert shares of Series E Perpetual Convertible Preferred Stock, the number of shares of Series E Perpetual Convertible Preferred Stock to be converted, the number of shares of Series E Perpetual Convertible Preferred Stock owned subsequent to the conversion at issue, and the name in which the certificate for shares of Common Stock are to be issued (each, a “Conversion Notice”). No wet ink-original Conversion Notice shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Conversion Notice form be required. The calculations and entries set forth in the Conversion Notice shall control in the absence of manifest or mathematical error. To effect conversions of shares of Series E Perpetual Convertible Preferred Stock, a holder shall not be required to surrender the certificate(s) representing the shares of Series E Perpetual Convertible Preferred Stock to the Company unless all of the shares of Series E Perpetual Convertible Preferred Stock represented thereby are so converted, in which case such holder shall deliver the certificate representing such shares of Series E Perpetual Convertible Preferred Stock promptly following the completion of the conversion at issue.

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(c)            Shares of Series E Perpetual Convertible Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and shall not be reissued. The Company shall, as soon as practicable after delivery of the Conversion Notice and in any event within three (3) business days thereafter (the “Share Delivery Date”), issue and deliver or cause to be delivered to such holder of Series E Perpetual Convertible Preferred Stock, or to the nominee or nominees thereof, a certificate or certificates representing the number of validly issued, fully paid and non-assessable shares of Common Stock to which such holder shall be entitled as aforesaid. Conversion under this Section 7 shall be deemed to have been made immediately upon delivery of the Conversion Notice and in either case the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock as of such date (such date, the “Conversion Date”). If, in the case of any conversion of the Series E Perpetual Convertible Preferred Stock, such shares of Common Stock are not delivered to or as directed by the applicable holder by the Share Delivery Date, the holder shall be entitled to elect by written notice to the Company at any time on or before its receipt of such shares of Common Stock, to rescind such conversion, in which event the Company shall promptly return to the holder any original Series E Perpetual Convertible Preferred Stock certificate delivered to the Company. The Company's obligation to issue and deliver the shares of Common Stock upon conversion of Series E Perpetual Convertible Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a holder to enforce the same, any waiver or consent with respect to any provision hereof. the recovery of any judgment against any person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such bolder or any other person of any obligation to the Company or any violation or alleged violation of law by such holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to such holder in connection with the issuance of such shares of Common Stock. In the event a holder shall elect to convert any or all of the shares of its Series E Perpetual Convertible Preferred Stock , the Company may not refuse conversion based on any claim that such holder or anyone associated or affiliated with such holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to holder, restraining and/or enjoining conversion of all or part of the Series E Perpetual Convertible Preferred Stock of such holder shall have been sought and obtained, and the Company posts a surety bond for the benefit of such holder in the amount of 150% of the Liquidation Value of Series E Perpetual Convertible Preferred Stock which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to such holder to the extent it obtains judgment. In the absence of such injunction, the Company shall issue shares of Common Stock and, if applicable, cash, upon a properly noticed conversion. Nothing herein shall limit a holder's right to pursue actual damages for the Company's failure to deliver shares of Common Stock within the period specified herein and such holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation , a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit a holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

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(d)            No fractional shares shall be issued upon conversion of the Series E Perpetual Convertible Preferred Stock into shares of Common Stock and the number of shares of Common Stock to be issued shall be rounded down to the nearest whole share.

(e)            In the event the Company should at any time or from time to time fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or Common Stock equivalents without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Fixed Conversion Price and the Floor Price of the Series E Perpetual Convertible Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable upon conversion of each share of such Series E Perpetual Convertible Preferred Stock shall be increased in proportion to such increase in the aggregate of shares of Common Stock outstanding and issuable with respect to such Common Stock equivalents.

(f)             If the number of shares of Common Stock outstanding at any time hereafter is decreased by a combination of the outstanding shares of Common Stock (by reverse stock split or otherwise), then, following the record date of such combination, the Conversion Price for the Series E Perpetual Convertible Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of each series shall be decreased in proportion to such decrease in outstanding shares.

(g)            Adjustments for Distribution. In addition to any other adjustments pursuant to the terms hereof, in the event the Company shall declare a distribution payable in Common Stock, Common Stock equivalents or other securities of the Company or any subsidiary, evidences of indebtedness issued by the Company or any subsidiary, assets (or rights to acquire assets), or options, rights or other property to the holders of Common Stock, in each case whether by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (each, a “Distribution”), then, in each such case the holders of the Series E Perpetual Convertible Preferred Stock shall be entitled to a proportionate share of any such Distribution as though they were the holders of the number of shares of Common Stock of the Company into which their shares of Series E Perpetual Convertible Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Company entitled to receive such Distribution. Notwithstanding the foregoing, this Section 7(g) shall not apply in respect of the issuance of shares of Common Stock or standard options to purchase Common Stock to directors, officers or employees of the Company in their capacity as such.

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(h)            Adjustments for Recapitalization. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere herein), provision shall be made so that the holders of the Series E Perpetual Convertible Preferred Stock shall thereafter be entitled to receive upon conversion of the Series E Perpetual Convertible Preferred Stock the number of shares of stock or other securities or property of the Company or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 7 with respect to the rights of the holders of the Series E Perpetual Convertible Preferred Stock after the recapitalization to the end that the provisions of this Section 7 (including, without limitation, provisions for adjustments of the Fixed Conversion Price and the number of shares of Common Stock issuable upon conversion of the Series E Perpetual Convertible Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

(i)             Notice of Record Taking. In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Company shall mail to each holder of Series E Perpetual Convertible Preferred Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(j)             The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for effecting the conversion of the Series E Perpetual Convertible Preferred Stock, 200% of the number of shares of Common Stock as shall from time to time be sufficient to effect conversion of all outstanding shares of Series E Perpetual Convertible Preferred Stock (the “Required Reserve Amount”); and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to enable the Company to satisfy its obligation to have available for issuance upon conversion of the Series E Perpetual Convertible Preferred Stock at least a number of shares of Common Stock equal to the Required Reserve Amount, then, in addition to such other remedies as shall be available to the holder of such Series E Perpetual Convertible Preferred Stock, the Company will immediately take all such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, using its best efforts to obtain the requisite stockholder approval of any necessary amendment to these provisions as soon as possible.

Section 8.               Limitations of Conversion. Holders of the shares of Series E Perpetual Convertible Preferred Stock shall be entitled to convert the Series E Perpetual Convertible Preferred Stock in full, regardless of the beneficial ownership percentage of such holder after giving effect to such conversion.

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Section 9.                 Ranking. All shares of the Series E Perpetual Convertible Preferred Stock shall rank pari passu with all classes of Common Stock.

Section 10.              Amendment; Waiver. The Articles of Incorporation of the Company, as amended, shall not be further amended in any manner which would materially alter or change the powers, preference or special rights of the Series E Perpetual Convertible Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority of the outstanding shares of Series E Perpetual Convertible Preferred Stock, voting separately as a class. Any term or provision of this Statement of Designation may be waived, with the written consent of the Company and the vote or written consent of holders of all of the shares of Series E Perpetual Convertible Preferred Stock at the time outstanding.

Section 11.              Fractional Shares. Series E Perpetual Convertible Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series E Perpetual Convertible Preferred Stock.

Section 12.              Transfer of Series E Perpetual Convertible Preferred Stock. A holder may transfer some or all of its shares of Series E Perpetual Convertible Preferred Stock without the consent of the Company.

Section 13.              Register. The Company shall maintain at its principal executive offices (or such other office or agency of the Company as it may designate by notice to the holders), a register for the shares of Series E Perpetual Convertible Preferred Stock, in which the Company shall record the name, address and facsimile number of the persons in whose name the shares of Series E Perpetual Convertible Preferred Stock have been issued, as well as the name and address of each transferee. The Company may treat the person in whose name any shares of Series E Perpetual Convertible Preferred Stock is registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any properly made transfers. There shall be no registration requirements for the underlying Common Stock after the conversion of Series E Perpetual Convertible Preferred Stock. Upon the conversion of Series E Perpetual Convertible Preferred Stock to Common Stock, the Common Stock shall consist of restricted shares and may be traded only after six (6) months from its issuance in accordance with Rule 144 under the Securities Act of 1933.

Section 14.              Severability. If any provision of this Statement of Designation is invalid, illegal or unenforceable, the balance of this Statement of Designation shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

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IN WITNESS WHEREOF, this Statement of Designation is executed on behalf of the Company by its Chief Executive Officer and President on [●], 2023.

Name: Kalliopi Ornithopoulou
Title: Chief Executive Officer and President

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FORM OF CONVERSION NOTICE

TO: RUBICO INC.

The undersigned hereby irrevocably elects to convert shares of Series E Perpetual Convertible Preferred Stock into Shares of Common Stock of RUBICO INC., according to the conditions stated therein, as of the date written below.

Date of conversion:	____________________________________
Number of Preferred Shares to be converted:	____________________________________
Conversion Amount (Liquidation Amount to be converted plus accrued and unpaid dividends):	____________________________________
Conversion price:	____________________________________
Number of shares of Common Stock to be issued:	____________________________________
Number of Preferred Shares remaining unconverted::	____________________________________

Please issue the shares of Common Stock in the following name and to the following address:

Issue to: ____________________________________________________________________

Authorized Signature: ______________________

Name: ______________________

Title: ______________________

Broker DTC Participant Code: ______________________

Account Number: ______________________

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